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                                                                     Exhibit 5.1


                [BLACK, McCUSKEY, SOUERS & ARBAUGH LETTERHEAD]



                                August 4, 1997



Belden & Blake Corporation
The Canton Oil & Gas Company
Peake Energy, Inc.
Ward Lake Drilling
Target Oilfield Pipe & Supply Company
c/o Belden & Blake Corporation
5200 Stoneham Road
North Canton, OH  44720

Gentlemen:

     Reference is made to your Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the offer to exchange up to $225,000,000 in aggregate principal amount of 9 7/8% Series B Senior Subordinated Notes of Belden & Blake Corporation (the "Company") due 2007 (the "Exchange Notes") for up to $225,000,000 in aggregate principal amount of the Company's outstanding 9 7/8% Series A Senior Subordinated Notes due 2007 (the "Series A Notes"). The Exchange Notes are to be issued pursuant to an Indenture among the Company, as issuer, The Canton Oil & Gas Company, Peake Energy, Inc., Ward Lake Drilling, Inc. and Target Oilfield Pipe & Supply Company, as guarantors (the "Subsidiary Guarantors") and LaSalle National Bank, as trustee, dated as of June 27, 1997 (the "Indenture").

     As counsel for the Company, we have examined the corporate records of each of the Company and the Subsidiary Guarantors, including its governing documents and the records of proceedings taken by its shareholders and directors to date, including proceedings of the Board of Directors in connection with the Indenture. In addition, we have examined and reviewed such documents, records and other matters as we have deemed necessary in order to express the opinions hereinafter set forth.

     Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

                             [BLACK McCUSKEY LOGO]


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Belden & Blake Corporation
August 4, 1997
Page 2

     (i) each of the Company and the Subsidiary Guarantors has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation;

     (ii) the Indenture has been duly authorized, executed and delivered by the Company and each of the Subsidiary Guarantors and, if governed by and construed in accordance with the laws of the State of Ohio, would constitute a valid and legally binding agreement of the Company and each of the Subsidiary Guarantors in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law);

     (iii) the Company has full right, power and authority to execute and deliver the Exchange Notes and to perform its obligations thereunder, and all corporate or other action required to be taken for the due and proper authorization, execution and delivery of the Exchange Notes has been duly and validly taken;

     (iv) each of the Subsidiary Guarantors has full right, power and authority to execute and deliver guaranties of the Exchange Notes in the form of Exhibit C to the Indenture (the "Guarantees") and to perform its obligations thereunder, and all corporate or other action required to be taken for the due and proper authorization, execution and delivery of the Guarantees has been duly and validly taken;

     (v) the Exchange Notes have been duly authorized by the Company and, when issued and delivered in exchange for Series A Notes of like principal amounts, would constitute, if governed by and construed in accordance with the laws of the State of Ohio, valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law);

     (vi) the Guarantees have been duly authorized by each of the Subsidiary Guarantors and, when executed and delivered by each of the Subsidiary Guarantors, would constitute, if governed by and construed in accordance with the laws of the State of Ohio, a valid and binding agreement of each of the Subsidiary Guarantors enforceable in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).



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Belden & Blake Corporation
August 4, 1997
Page 3

     The foregoing opinions are limited to the laws of the State of Ohio, the General Corporation Law of the State of Delaware and the Business Corporation Act of the State of Michigan, and we do not express any opinion as to the laws of any other jurisdiction.

     We consent to the filing of this opinion as an Exhibit to Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                   Very truly yours,



                                   Black, McCuskey, Souers & Arbaugh